Exhibit 10.3

MIDWESTONE FINANCIAL GROUP, INC.

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 1, 2013 (the “Effective Date”), by and between MIDWESTONE FINANCIAL GROUP, INC. (together with any successor thereto, the “Company”) and Gary J. Ortale, Executive Vice President & Chief Financial Officer (the “Executive,” and together with the Company, the “Parties”).

RECITALS

A. The Executive is currently employed by the Company, pursuant to the terms of that certain employment agreement dated December 15, 2007 (the “Prior Change In Control Agreement”), by and between Gary J. Ortale and the Company.

B. The Company desires to employ the Executive pursuant to the terms of this Agreement.

C. The Parties have made commitments to each other on a variety of important issues concerning the Executive’s employment, including the performance that will be expected of the Executive, the compensation the Executive will be paid, how long and under what circumstances the Executive will remain employed and the financial details relating to any decision that either the Company or the Executive may make to terminate this Agreement.

D. The Parties desire to enter into this Agreement as of the Effective Date and, to the extent provided herein, to have this Agreement supersede all of the terms of all prior employment agreements between the Parties, whether or not in writing, including the Prior Employment Agreement and any such prior employment agreement shall become null and void as of the Effective Date, and the parties thereunder shall have no rights or interests therein.

AGREEMENTS

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Employment Period. The Company shall continue to employ the Executive during the Employment Period and the Executive shall continue to remain in the employ of the Company and to provide services during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on December 31 of the second (2nd) calendar year after the calendar year in which the Effective Date occurs, unless sooner terminated as provided herein. The Employment Period shall automatically be extended for one (1) additional year beginning on the second (2nd) January 1 that follows the Effective Date and on each January 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than ninety (90) days prior to such January 1, that the Employment Period shall not be extended for an additional year. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the two (2)-year period following the Change in Control and shall then terminate.

2. Duties. During the Employment Period, the Executive shall devote the Executive’s full business time, energies and talents to serving as the Executive Vice President & Chief Financial Officer of the Company, at the direction of the President & Chief Executive Officer. The Executive shall have such duties and responsibilities as may be assigned to the Executive from time to time by the President & Chief Executive Officer, which duties and responsibilities shall be commensurate with the Executive’s position, shall perform all duties assigned to the Executive faithfully and efficiently, subject to the direction of the President & Chief Executive Officer and shall have such authorities and powers as are inherent to the undertakings applicable to the Executive’s position and necessary to carry out the responsibilities and duties required of the Executive hereunder. The Executive shall perform the duties required by this Agreement at the Company’s Iowa City Headquarters unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, the Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations) to the extent such activities do not, in the reasonable judgment of the President & Chief Executive Officer, inhibit, prohibit, interfere with or conflict with the Executive’s duties under this Agreement or conflict in any material way with the business of the Company or an Affiliate; provided, however, that the Executive shall not serve on the board of directors of any business (other than the Company or an Affiliate) or hold any other position with any business without receiving the prior written consent of the President & Chief Executive Officer.

3. Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, while the Executive is employed by the Company, the Company shall compensate the Executive for the Executive’s services as follows for periods following the Effective Date:

(a) The Executive shall be compensated at an annual rate of two hundred and seven thousand, five hundred dollars ($207,500.00) (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect. Beginning on January 1, 2014 and on each anniversary of such date, the Executive’s Annual Base Salary shall be reviewed, and may be adjusted, by the Company’s Board of Directors.

(b) The Executive shall be eligible to receive performance-based annual incentive bonuses (each, the “Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Any such Incentive Bonus shall be paid to the Executive within thirty (30) days of the completion of the respective fiscal year audit by the Company’s auditor, but in no event later than two and one-half (2 1/2) months after the close of each such fiscal year. The Executive’s target Incentive Bonus shall be not less than twenty-five percent of his base salary (25%), (expressed in dollars as a percentage of base salary); provided, however, that this amount may be reduced in an amount that will not give rise to a Good Reason under this Agreement.

(c) During the Employment Period, the Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans and programs of the Company, including such cash and deferred bonus programs and equity incentive plans as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated senior executives. During the Employment Period, the Executive and the Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all pension and similar benefit plans (including qualified, non-qualified and supplemental plans) and all medical, dental, vision, disability, group and executive life, accidental death and travel accident insurance and other similar welfare benefit plans and programs of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated senior executives.

(d) The Executive shall be entitled to accrue paid time off (“PTO”) at a rate of no less than thirty (30) days of PTO per calendar year, subject to the Company’s PTO programs and policies as may be in effect during the Employment Period.

(e) The Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated senior executives employed by the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging and similar items that are consistent with the Company’s expense reimbursement policy and actually incurred by the Executive in the promotion of the Company’s business. The Executive shall have use of a Company-provided automobile and receive reimbursement for expenses on a basis no less favorable than the policy applicable to the Executive as of the Effective Date.

4. Rights upon Termination. The Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4:

(a) Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, the Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which the Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to the Executive pursuant to this Section 4(a) shall be provided within thirty (30) days after the Termination Date; provided, however, that any benefits, incentives or awards payable as described in Section 4(f) shall be made in accordance with the provisions of the applicable plan, program or arrangement. Except as may otherwise be provided expressly to the contrary in this Agreement or as otherwise provided by law, nothing in this Agreement shall be construed as requiring the Executive to be treated as employed by the Company following the Termination Date for purposes of any employee benefit plan or arrangement in which the Executive may participate at such time.

(b) Termination for Cause, Death, Disability or Voluntary Resignation. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, the Executive’s death or Disability, or termination by the Executive other than for Good Reason, then, other than the Minimum Benefits, the Executive shall have no right to benefits under this Agreement (and the Company shall have no obligation to provide any such benefits) for periods after the Termination Date.

(c) Termination other than for Cause or Termination for Good Reason. If the Executive’s employment with the Company is subject to a Termination other than during a Covered Period, then, in addition to Minimum Benefits, the Company shall provide the Executive the following benefits:

(i) Commencing on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, the Executive shall receive the Severance Amount (less any amount described in Section 4(c)(ii)), with such amount to be paid in twelve (12) substantially equal monthly installments (subject to the remaining provisions of this paragraph), with each successive payment being due on the next monthly payroll date following the first installment, provided that any such monthly installments that would have been paid in the sixty (60)-day period following the Termination Date but for the Release requirement in Section 5 shall be paid on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, and the number of remaining substantially equal monthly installments to be made shall be reduced from twelve (12) by any such “catch-up” payments that are made.

(ii) To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation §1.409A-1(b)(9)(iii)(A), the Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date.

(iii) The Executive (and the Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e).

(d) Termination upon a Change in Control. If the Executive’s employment with the Company is subject to a Termination within a Covered Period, then, in addition to Minimum Benefits, the Company shall provide the Executive the following benefits:

(i) On the sixtieth (60th) day following the Termination Date, the Company shall pay the Executive a lump sum payment in an amount equal to the Severance Amount.

(ii) The Executive (and the Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e).

(e) Medical, Dental and Vision Benefits. If the Executive’s employment with the Company is subject to a Termination, then to the extent that the Executive or any of the Executive’s dependents may be covered under the terms of any medical, dental or vision plans of the Company (or any Affiliate) for active employees immediately prior to the Termination, then, for as long as Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide the Executive and those dependents with coverage equivalent to the coverage received while the Executive was employed with the Company, with the Executive required to pay the same amount as the Executive would pay if the Executive continued in employment with the Company during such period; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company or any Affiliate. The coverages under this Section 4(e) may be procured directly by the Company (or any Affiliate, if appropriate) apart from and outside of the terms of the respective plans, provided that the Executive and the Executive’s dependents comply with all of the terms of the substitute medical, dental or vision plans, and provided, further, that the cost to the Company shall not exceed the cost for continued COBRA coverage. In the event the Executive or any of the Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental and/or vision plan of a subsequent employer with plan benefits that are comparable to Company (or any Affiliate) plan benefits, the Company’s obligations under this Section 4(e) shall cease with respect to the eligible Executive and/or dependents. The Executive and the Executive’s dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental and/or vision coverage available.

(f) Other Benefits.

(i) The Executive’s rights following a termination of employment with the Company and its Affiliates for any reason with respect to any benefits, incentives or awards provided to the Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.

(ii) Except as specifically provided herein, the Company shall have no further obligations to the Executive under this Agreement following the Executive’s termination of employment for any reason.

(g) Removal from any Boards and Positions. Upon the Executive’s termination of employment for any reason under this Agreement, the Executive shall be deemed to resign (i) if a member, from the Board and board of directors of any Affiliate and any other board to which the Executive has been appointed or nominated by or on behalf of the Company, (ii) from each position with the Company or any Affiliate, including as an officer of the Company or any of its Affiliates and (iii) as a fiduciary of any employee benefit plan of the Company.

5. Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to the Executive under Section 4(c), 4(d) or 4(e) (except for the Minimum Benefits) unless the Executive executes and delivers to the Company a Release within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.

6. Excise Tax Limitation.

(a) It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of the Executive under any other agreement or plan, be deemed to be an Excess Parachute Payment. The present value of payments to or for the benefit of the Executive in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies (in the aggregate “Total Payments”) shall not exceed an amount equal to one dollar ($1.00) less than the maximum amount that the Company may pay without loss of deduction under Code Section 280G(a). Present value for purposes of this Agreement shall be calculated in accordance with Code Section 280G(d)(4). Within one hundred twenty (120) days following the earlier of (i) the giving of the notice of termination or (ii) the giving of notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive that will result in an Excess Parachute Payment, the Parties, at the Company’s expense, shall obtain the opinion of an Independent Advisor, which opinion need not be unqualified, which sets forth (A) the Executive’s applicable “base amount” (as defined under Code Section 280G), (B) the present value of Total Payments and (C) the amount and present value of any Excess Parachute Payments. In the event that such opinion determines that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such Independent Advisor to be includable in Total Payments shall be modified, reduced or eliminated, in accordance with Code Section 409A, as specified by the Executive in writing delivered to the Company within ninety (90) days of the Executive’s receipt of such opinions or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment. The provisions of this Section 6, including the calculations, notices and opinion provided for herein, shall be based upon the conclusive presumption that (A) the compensation and benefits provided for in Section 4 and (B) any other compensation earned by the Executive pursuant to the Company’s compensation programs that would have been paid in any event, are reasonable compensation for services rendered, even though the timing of such payment may be triggered by a Change in Control.

(b) The Parties hereby recognize that the restrictive covenants under Section 7 have value that is equivalent in amount to some or all of the Severance Amount (and potentially other termination benefits) and that such value shall be recognized in the Code Section 280G calculations contemplated hereunder. The Independent Advisor shall make the determination of the actual fair market value of the restrictive covenants under Section 7 at the time of the Change in Control.

7. Restrictive Covenants.

(a) Confidential Information. The Executive acknowledges that, during the course of the Executive’s employment with the Company, the Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Company or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). The Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after the Executive’s employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties hereunder. If the Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or the Executive’s activities in connection with the business of the Company or any of its Affiliates, the Executive shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The Executive shall abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, the Executive shall not directly or indirectly render services to any person or entity where the Executive’s service would involve the use or disclosure of Confidential Information. The Executive shall not use any Confidential Information to guide the Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that the Executive did not violate any agreements set forth in this Agreement.

(b) Documents and Property.

(i) All records, files, documents and other materials or copies thereof relating to the business of the Company or its Affiliates that the Executive prepares, receives or uses shall be and remain the sole property of the Company and, other than in connection with the performance by the Executive of the Executive’s duties hereunder, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written connect, and shall be promptly returned to the Company upon the Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii) The Executive acknowledges that the Executive’s access to and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited. The restrictions contained in this Section 7(b) extend to any personal computers or other electronic devices of the Executive that are used for business purposes relating to the Company or any Affiliate. The Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company. Upon the termination of the Executive’s employment with the Company for any reason, the Executive’s authorization to access and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.

(c) Non-Competition and Non-Solicitation. The Parties have jointly reviewed the operations of the Company and have agreed that the primary service area of the Company’s lending and deposit taking functions in which the Executive will actively participate extends to an area that encompasses a one hundred (100)-mile radius from the Company’s headquarters in Iowa City, Iowa (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and the Executive’s employment with the Company, the Executive shall not, during the Executive’s employment with the Company and for a period of fifteen (15) months immediately following the termination of the Executive’s employment for any reason (the “Restrictive Period”), whether such termination occurs during the Employment Period or thereafter, shall not directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i) Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Company or any Affiliate, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a Financial Institution with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five (5) percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii) Either for the Executive or any Financial Institution: (A) induce or attempt to induce any employee of the Company or any of its Affiliates with whom the Executive had significant contact to leave the employ of the Company or any of its Affiliates; (B) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates with whom the Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Affiliates with whom the Executive had significant contact to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact;

(iii) Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Company or any of its Affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates; or

(iv) Serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Financial Institution within the Restrictive Area, with respect to products, activities or services that the Executive devoted time to on behalf of the Company or any of its Affiliates and that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

(d) Works Made for Hire Provisions. The Parties acknowledge that all work performed by the Executive for the Company or any of its Affiliates shall be deemed a “work made for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by the Executive shall be the exclusive property of the Company. The Executive hereby assigns to the Company any right, title and interest in and to all Inventions that the Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. The Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of the Executive’s employment with the Company) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(e) Remedies for Breach of Restrictive Covenant. The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contained in this Section 7 are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in this Section 7 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with the Executive, as the case may be. If the Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive.

(f) Other Agreements. In the event of the existence of another agreement between the Parties that (a) is in effect during the Restrictive Period, and (b) contains restrictive covenants that conflict with any of the provisions of this Section 7, then the more restrictive of such provisions from the two (2) agreements shall control for the period during which both agreements would otherwise be in effect.

8. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

9. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

MidWestOne Financial Group, Inc.

Attention: MidWestOne Bank Senior Vice President and Director of Human Resources

102 South Clinton Street

Iowa City, Iowa 52240

If to the Executive: the Executive’s address on file with the Company or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

10. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Johnson, Iowa.

11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, specifically including the Prior Employment Agreement. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

12. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.

13. No Assignment. The Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, expressly assumes by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company provides, through the establishment of a separate reserve, for the payment in full of all amounts that are or may reasonably be expected to become payable to the Executive under this Agreement.

15. Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration.

16. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

17. Code Section 409A.

(a) To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of the Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 17 shall not be construed as a guarantee of any particular tax effect for the Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six (6)-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of the Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to the Executive in accordance with the payment schedule established herein.

18. Deferral of Nondeductible Compensation. If the Executive’s aggregate compensation (including benefits that are deemed remuneration for purposes of Code Section 162(m)) from the Company and the Affiliates for any calendar year exceeds the maximum amount of compensation deductible by the Company or any Affiliate in any calendar year under Code Section 162(m) (for purposes of this paragraph, the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at four percent (4%) per annum to a calendar year such that the amount to be paid to the Executive in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts, including interest thereon, shall be payable at the earliest time permissible, in accordance with Code Section 409A.

19. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; (f) all references to preambles, recitals, sections and exhibits are to preambles, recitals, sections and exhibits in or to this Agreement unless otherwise specified; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

20. Definitions. As used in this Agreement, the terms defined in this Section 20 have the meanings set forth below.

(a) “1934 Act” means the Securities Exchange Act of 1934.

(b) “Affiliate” means each company, corporation, partnership, Financial Institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(c) “Agreement” has the meaning set forth in the preamble hereto.

(d) “Annual Base Salary” has the meaning set forth in Section 3(a).

(e) “Base Compensation” means the amount equal to the sum of (i) the greater of the Executive’s then-current Annual Base Salary or the Executive’s Annual Base Salary as of the date one (1) day prior to the Change in Control, and (ii) the amount of the Incentive Bonus paid (or payable) for the most recently completed fiscal year of the Company.

(f) “Board” means the board of directors of the Company.

(g) “Change in Control” means:

(i) the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding Voting Securities of the Company; or

(ii) the individuals who, as of the Effective Date, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii) the consummation by the Company of: (A) a merger or consolidation if the shareholders immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding any provision in this definition to the contrary, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company are acquired by (A) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained for employees of the Company or an Affiliate or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the shareholders in the same proportion as their ownership of stock immediately prior to such acquisition.

Further notwithstanding any provision in this definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company” has the meaning set forth in the preamble hereto.

(k) “Confidential Information” has the meaning set forth in Section 7(a).

(l) “Covered Period” means the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after the Change in Control.

(m) “Disability” means that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company.

(n) “Effective Date” has the meaning set forth in the preamble hereto.

(o) “Employment Period” has the meaning set forth in Section 1.

(p) “Excess Parachute Payment” has the meaning set forth in Code Section 280G.

(q) “Executive” has the meaning set forth in the preamble hereto.

(r) “Financial Institution” means a bank, savings bank, savings and loan association, credit union or similar financial institution.

(s) “Good Reason” means the occurrence of any one (1) of the following events, unless the Executive agrees in writing that such event shall not constitute Good Reason:

(i) an adverse change in the nature, scope or status of the Executive’s position, authorities or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(ii) a reduction of ten percent (10%) or more in the Executive’s Annual Base Salary or Incentive Bonus opportunity (each as measured as of the Effective Date), or a material reduction in the Executive’s aggregate benefits or other compensation plans as in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period;

(iii) relocation of the Executive’s primary place of employment of more than twenty-five (25) miles from the Executive’s primary place of employment immediately following the Effective Date, or if applicable, prior to the Covered Period, or a requirement that the Executive engage in travel that is materially greater than prior to the Covered Period;

(iv) failure by an acquirer to assume this Agreement at the time of a Change in Control; or

(v) a material breach by the Company of this Agreement.

Notwithstanding any provision in this definition to the contrary, prior to the Executive’s Termination for Good Reason, the Executive must give the Company written notice of the existence of any condition set forth in clause (i) – (v) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, such Termination must occur within twenty-four (24) months of the initial existence of the applicable condition.

(t) “Incentive Bonus” has the meaning set forth in Section 3(b).

(u) “Independent Advisor” means an independent, nationally recognized accounting firm approved by the Parties, where such approval shall not be unreasonably withheld by either Party.

(v) “Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by the Executive in the course of the Executive’s employment with the Company or any of its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by the Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by the Executive prior to the Executive’s exposure to any Confidential Information.

(w) “Minimum Benefits” means, as applicable, the following:

(i) the Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date;

(ii) the Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date;

(iii) the Executive’s accrued but unpaid PTO for the period ending on the Termination Date;

(iv) the Executive’s unreimbursed business expenses and all other items earned and owed to the Executive by the Company through and including the Termination Date; and

(v) the benefits, incentives and awards described in Section 4(f).

(x) “Parties” has the meaning set forth in the preamble hereto.

(y) “Prior Employment Agreement” has the meaning set forth in the recitals hereto.

(z) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(aa) “Restrictive Area” has the meaning set forth in Section 7(c).

(bb) “Restrictive Covenant” has the meaning set forth in Section 7(c).

(cc) “Restrictive Period” has the meaning set forth in Section 7(c).

(dd) “Severance Amount” means

(i) for any Termination other than during a Covered Period, an amount equal to one hundred percent (100%) of the Executive’s then-current Annual Base Salary as of the respective Termination; or

(ii) for a Termination during a Covered Period, an amount equal to two hundred percent (200%) of the Executive’s Base Compensation as of the respective Termination.

(ee) “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”). If the Executive is determined to be a key employee, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether the Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(ff) “Termination” means termination of the Executive’s employment with the Company during the Employment Period either:

(i) by the Company, other than a Termination for Cause or a termination as a result of the Executive’s death or Disability; or

(ii) by the Executive for Good Reason.

(gg) “Termination Date” means the date of termination of the Executive’s employment with the Company.

(hh) “Termination for Cause” means only a termination of the Executive’s employment with the Company as a result of:

(i) the Executive’s willful and continuing failure, that is not remedied within twenty (20) days after receipt of written notice of such failure from the Company, to perform the Executive’s obligations hereunder;

(ii) the Executive’s conviction of, or the pleading of nolo contendre to, a crime of embezzlement or fraud or a felony under the laws of the United States or any state thereof;

(iii) the Executive’s breach of fiduciary responsibility; or

(iv) an act of dishonesty by the Executive that is materially injurious to the Company.

Any determination of a Termination for Cause under this Agreement shall be made by resolution adopted by at least a two-thirds (2/3) vote of the Board at a meeting called and held for that purpose. The Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to such vote being taken by the Board.

(ii) “Total Payments” has the meaning set forth in Section 6(a).

(jj) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

21. Survival. The provisions of Sections 5 through 21 shall survive the termination of this Agreement.

(remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MIDWESTONE FINANCIAL GROUP, INC.		Gary J. Ortale, Executive Vice President & Chief Financial Officer

By:	/s/ Charles N. Funk	/s/ Gary J. Ortale
Name:	Charles N. Funk	(Signature)
Its:	President & Chief Executive Officer
(Address)

(Address)

EXHIBIT A

GENERAL RELEASE AND WAIVER

This GENERAL RELEASE AND WAIVER (this “Release”) is made and entered into as of                          (the “Release Date”), by and between MidWestOne Financial Group, Inc. (“Employer”) and                          (“Executive,” and together with Employer, the “Parties”). In consideration of the mutual covenants hereinafter set forth, the Parties hereby agree as follows:

1. Separation. Executive’s employment with Employer shall end effective                         .

2. Payment and Benefits. In consideration of the promises made in this Release, Employer has agreed to pay Executive the benefits as provided in that certain employment agreement made and entered into as of                         , by and between the Parties (the “Employment Agreement”). Executive understands and acknowledges that the benefits described in this Section 2 constitute benefits in excess of those to which Executive would be entitled without entering into this Release. Executive acknowledges that such benefits are being provided by Employer as consideration for Executive entering into this Release, including the release of claims and waiver of rights provided in Section 3 of this Release.

3. Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors and assigns, fully releases and discharges Employer, its predecessors, successors, subsidiaries, affiliates and assigns, and its and their directors, officers, trustees, employees, and agents, in their individual and official capacities, and the current and former trustees and administrators of any retirement or other benefit plan applicable to the employees or former employees of Employer, in their individual and official capacities (the “Released Parties”), from any and all liability, claims, demands and actions through the Release Date, including liability, claims, demands and actions arising under Employer’s policies and procedures, whether formal or informal; the United States or State of Iowa Constitutions; the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Iowa Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; Executive Order 11246; and any other federal, state or local statute, ordinance or regulation with respect to employment, and in addition thereto, from any other liability, claims, demands and actions with respect to Executive’s employment with Employer or other association with Employer through the Release Date, including the termination of Executive’s employment with Employer, any right of payment for disability or any other statutory or contractual right of payment or any claim for relief on the basis of any alleged tort or breach of contract under the common law of the State of Iowa or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence. Executive represents that Executive has not assigned or filed any claim, demand, action or charge against the Released Parties. Executive further acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive hereby expressly waives, surrenders and agrees to forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction, including the State of Iowa.

4. Covenant Not to Sue. Executive shall not bring, file, charge, claim, sue or cause, assist, or permit to be brought, filed, charged or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Section 3 of this Release; Executive’s release of claims and waiver of rights provided in Section 3 of this Release is, shall constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If any government agency or court assumes jurisdiction of any charge, complaint or cause of action covered by this Release, Executive shall not seek and shall not accept any personal equitable or monetary relief in connection with any investigation, civil action, suit or legal proceeding.

5. Mutual Non-Disparagement. At all times following the signing of this Release, neither Party shall engage in any vilification of the other, and each Party shall refrain from making any false, negative, critical or disparaging statements, implied or expressed, concerning the other, including management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive acknowledges that the only persons whose statements may be attributed to Employer for purposes of this covenant not to make disparaging statements shall be each member of the Board of Directors of Employer and the CEO of Employer. The Parties shall do nothing that would damage the other’s business reputation or good will.

6. Representations by Executive. Executive warrants that Executive is legally competent to execute this Release and that Executive has not relied on any statements or explanations made by Employer or its attorneys. Moreover, Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Release, including the release of all claims and waiver of rights set forth in Section 3 of this Release. Executive acknowledges that Executive has been offered                          days to consider this Release. After being so advised, and without coercion of any kind, Executive freely, knowingly and voluntarily enters into this Release. Executive further acknowledges that Executive may revoke this Release within seven (7) days after Executive has signed this Release and further understands that this Release shall not become effective or enforceable until seven (7) days after Executive has signed this Release, as evidenced by the date set forth below Executive’s signature on this Release. Any revocation of this Release by Executive must be in writing and addressed to the principal headquarters of Employer, attention:                         . If sent by mail, any revocation must be postmarked within the seven (7)-day period and sent by certified mail, return receipt requested. In addition, Executive represents that Executive has returned all property of Employer that is in Executive’s possession, custody or control, including all documents, records and tangible property that are not publicly available and reflect, refer or relate to Employer or Employer’s business affairs, operations or customers, and all copies of the foregoing.

7. No Admissions. Employer denies that it or any of its employees or agents have taken any improper action against Executive. This Release shall not be admissible in any proceeding as evidence of improper action by Employer or any of its employees or agents.

8. Non-Waiver. Employer’s waiver of a breach of this Release by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Release.

9. Restrictive Covenants. Executive shall abide by the terms set forth in Section 7 of the Employment Agreement (entitled “Restrictive Covenants”).

10. Construction. The terms set forth in Sections 9 through 19 of the Employment Agreement shall apply to this Release, provided that the word “Release” shall take the place of the word “Agreement” in such Sections, where applicable.

IN WITNESS WHEREOF, the Parties have executed this Release as of dates set forth below their respective signatures below.

MIDWESTONE FINANCIAL GROUP, INC.		EXECUTIVE

By:
	Charles N. Funk President & Chief Executive Officer	Gary J. Ortale

Date:		Date: